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                                                                    Exhibit 23.1


                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 to register 750,000 shares of Common Stock issuable under the 1993 Equity Incentive Plan, of our report dated February 22, 2000, except as to the information in the third paragraph of
Note 12 for which the date is April 3, 2000, relating to the consolidated financial statements, which appears in Genzyme Transgenics Corporation's Annual Report on Form 10-K for the year ended January 2, 2000. We also consent to the incorporation by reference of our report dated February 22, 2000, relating to the financial statements of ATIII LLC which also appear in such Annual Report on Form 10-K.

\S\ PRICEWATERHOUSECOOPERS LLP


Boston, Massachusetts
May 31, 2000